EXHIBIT 10.1

Datameg Corporation

9 West Broadway, Suite 214

Boston, Massachusetts 02127

September 22, 2005

Via email to neil@nrgordon.com

Neil Gordon

90 Kodiak Way, Suite 2725

Waltham, Massachusetts 02451

Dear Neil:

As we discussed, I am pleased to offer you a position as a member of the Board of Directors of Datameg Corporation, a Delaware corporation with principal offices in Boston and principal operations, though our wholly-owned subsidiary QoVox Corporation, in Raleigh, North Carolina. I am also pleased to recommend that the Board appoint you to each of our three board committees – audit, compensation and nominating and corporate governance.

Datameg will compensate you in three ways for your board and committee service:

1. an annual retainer of $5,000 paid quarterly in advance – we will pay you $1,250 commencing on October 3, 2005 and thereafter on each January 3, April 3, July 3 and October 3 (or the following business day, if that date falls on a holiday or weekend) during the term of your service as a director;

2. a meeting fee of $500 per meeting of the board or a committee on which you serve, whether in person or by teleconference. However, no fee shall be paid for meetings of a relatively short duration or for your execution of written consents of the board or any committee; and

3. a non-qualified stock option to acquire 1,500,000 shares (subject to adjustment for stock splits, reverse stock splits, stock dividends and the like) of Datameg common stock with a five year term and an exercise price of $0.08 per share (also subject to adjustment for stock splits, reverse stock splits, stock dividends and the like). The options will vest provided you are continuing to serve as a director at the rate of 250,000 shares (similarly subject to adjustment) per quarter, with the initial vesting date on October 3, 2005 and subsequent vesting dates of January 3, 2006, April 3, 2006, July 3 2006, October 3 2006 and January 3, 2007.

The compensation arrangements described above are Datameg’s initial arrangements for its non-employee directors. These compensation arrangements are subject to change, from time to time, by Datameg’s board. However, the compensation arrangements described above will not be changed in a manner adverse to you without your prior consent.

We also confirm that, in accordance with Datameg’s Certificate of Incorporation, Datameg will hold you harmless and indemnify you to the maximum extent permitted by Delaware law from any claims arising as a result of your service on the Datameg board of directors or any committee of the board.

Please sign and return to me a copy of this letter to confirm that you (1) agree to join the Datameg board and board committees and (2) acknowledge that Datameg currently does not carry director and officer liability insurance.

Sincerely,

Agreed and Accepted:	/s/ Mark P. McGrath
Datameg Corporation
/s/ Neil Gordon	By: Mark P. McGrath Chairman, President and CEO
Neil Gordon, individually

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